Exhibit 10.21

DISCLOSURE OF CASH AWARDS, NEW SALARIES AND TARGETS FOR CASH BONUSES FOR EXECUTIVE OFFICERS:

Set forth below are compensatory arrangements as of August 9, 2005, applicable to the Company's current executive officers who will be named in the summary compensation table of the Company's proxy statement for the 2005 annual meeting of shareholders ("Named Executive Officers"). These arrangements are in addition to the various other compensatory plans, contracts and agreements in which the Company's Named Executive Officers participate and which are filed as exhibits to this report on Form 10-K for the year ended June 30, 2005.

ANNUAL BASE PAY

William T. Kerr, Chairman and Chief Executive Officer-$1,000,000; Stephen M. Lacy, President and Chief Operating Officer-$710,000; John H. Griffin, Jr., President-Publishing Group-$600,000; Paul A. Karpowicz, President-Broadcasting Group-$575,000; John S. Zieser, Vice President-Corporate Development, General Counsel & Secretary-$500,000; and Suku V. Radia, Vice President-Chief Financial Officer-$480,000.

2006 AWARDS

For fiscal 2006, the Compensation Committee fixed targets for cash bonuses ranging from 50% to 250% of base salary for the Chairman and Chief Executive Officer, 37.5% to 187.5% of base salary for the President and Chief Operating Officer, and 30% to 150% of base salary for the other executives. The Chairman and Chief Executive Officer's bonus is 100% based on earnings per share and cash flow, the President and Chief Operating Officer's bonus is 85% based on earnings per share and cash flow and 15% based on certain qualitative standards, and the other executives' bonuses are 85% based on earnings per share, cash flow and other quantifiable financial criteria and 15% based on certain qualitative standards.

PERQUISITES

In addition, executive officers receive company-paid premiums on term life and long-term disability insurance policies and professional fee reimbursement for tax and estate planning.